UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

(Amendment No.   )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

iStar Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

May 2, 2022

Dear iStar Shareholder,

iStar Inc.’s 2022 Annual Meeting of Shareholders will be held on May 12, 2022. We are asking for your support at the Annual Meeting by voting in accordance with the recommendations of our Board of Directors on all proposals. Specifically, we ask for your support in voting FOR the re-election of all of the nominees listed in Proposal 1 and FOR “Proposal 2. Approval of non-binding, advisory vote to approve executive compensation (Say-on-Pay)”.for the reasons described in the definitive proxy statement for our Annual Meeting that we filed with the SEC, which is available on our website at: https://ir.istar.com/static-files/c23f6b0e-6944-407c-a8a6-86f6d9895646.

In connection with this request, we are making available these supplemental proxy materials to provide further context into the decision-making process of the Compensation Committee and the Board in determining long term incentive (LTI) compensation and, more specifically, the allocation of points under our iStar Performance Incentive Plan (iPIP). The Committee is keenly focused on ensuring that our named executive officers’ (NEOs’) pay is aligned with Company and individual performance.

Our Committee discusses Company and management team performance on a regular basis, including at every regular Committee meeting. Decisions on incentive compensation are based on this holistic review of performance, with the pre-determined goals that the Committee has established as a foundation for these decisions. While the Compensation Discussion and Analysis (CD&A) in our definitive proxy statement describes in narrative form the detailed performance metrics and weighting utilized by the Committee in determining elements of our executives’ compensation, including LTI compensation in the form of iPIP allocations, we did not provide a “scorecard” describing the pre-determined goals and performance against these goals as we had previously committed to do in response to shareholder feedback.  That scorecard is included in the information presented below.

As described in the CD&A in our definitive proxy statement, our NEO compensation program relies on three elements:

•	Base salary, which we review annually to ensure competitiveness, is the only form of non-performance-based compensation we provide and represents the smallest portion of total pay

•	Annual incentives under our Annual Incentive Plan (AIP), which provides the opportunity to earn additional cash and equity compensation based on performance against pre-determined financial and operating goals and is capped in the event our TSR for the year is not positive. Twenty percent (20%) of the annual incentives awarded to NEOs is delivered in the form of shares of our common stock that are subject to transfer restrictions for 18 months following the grant date

•	Long-term incentives under the iPIP, which provides the greatest portion of our NEOs’ earning opportunity and is 100% at-risk based on our absolute and relative performance over several years.

For the annual incentives under the AIP, in the beginning of 2021, the Committee approved three performance metrics that would be assessed to determine funding under our AIP for 2021. At the end of the year, the Committee assessed performance against the pre-determined goals for each metric and the AIP was funded based upon the performance achieved.

AIP Performance Metrics	Weighting
Adjusted Book Value Per Share	35%
Total Shareholder Return	35%
Strategic Framework Success: Performance relative to seven predetermined goals directly linked to our strategic framework • Ground lease originations at Safehold • Investment grade unsecured credit rating and capital markets offering • Monetization of legacy assets • Improvement in employee engagement scores • Improvement in DEI culture score • Improved ESG scores with leading ESG rating agencies • Safehold stock price increase – absolute and relative	30%

For the long-term incentives under the iPIP, allocations of iPIP points are granted to our NEOs every two years, and reflect interests in pools of investments made during a two-year period. The most recent iPIP allocations were granted in February 2021 in new 2021-2022 iPIP pools. In its decision-making for these February 2021 iPIP allocations, in the beginning of 2020, the Committee approved performance metrics consisting of financial goals and qualitative factors to be evaluated in determining the iPIP allocations. At the end of 2020, the Committee assessed performance against the pre-determined goals for each metric.

The scorecard presented below reflects the performance metrics, approved in the beginning of 2020 for iPIP allocations, and the performance achieved against those performance metrics, evaluated at the end of 2020, that were taken into consideration by the Committee in determining the allocation of iPIP Points in 2021:

Financial Goals (70%)	Exceeded (+), Met (=), or Underperformed (-)	Qualitative Goals (30%)	Exceeded (+), Met (=), or Underperformed (-)
• Share price performance (Total Shareholder Return)	+	• Strategic planning (overall vision)	=
• Liquidity	=	• Strategic planning (new business positioning)	=
• Leverage	=	• Succession planning	=
• Cash Flow	=	• Investor relations / outreach	=
• Adjusted book value per share	+	• Corporate culture / engagement	=

In its decision-making for the February 2021 iPIP allocations made to our NEOs, the Committee assessed the Company’s 2020 performance against these metrics, as well as the overall individual contributions of our CEO in achieving the results attained in all of the areas covered, and the specific individual contributions of our President and our Chief Accounting Officer in achieving the results attained in the areas under their particular supervision. Based on this assessment, the Committee approved the iPIP point allocations for our CEO and our other NEOs in 2021 as shown below:

Executive	2021 iPIP Awards (2021-2022 iPIP Pools)*	Comparison to 2019 iPIP Awards (the most recent prior year for which iPIP points were awarded)
Jay Sugarman	12.5	Reduction of 27.5 points
Marcos Alvarado	12.5	Reduction of 12.5 points
Garett Rosenblum	1.0	Not applicable**

•	Jeremy Fox-Geen, our former chief financial officer, was granted 10.0 iPIP Points in February 2021, which were forfeited when he resigned in May 2021
**	Mr. Rosenblum was not an NEO in 2019 (he assumed the principal financial officer role in May 2021)

The Committee believes this approach demonstrates the rigor applied to determining iPIP point allocations and the continued emphasis on ensuring that pay and performance at iStar remain aligned.

We look forward to continuing our engagement with our shareholders on executive compensation matters and will be grateful for your support in voting FOR the election of all of our nominees and FOR the Say on Pay proposal .

Compensation Committee of the Board of Directors

Barry Ridings (Chairman)

David Eisenberg

Robin Josephs